                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

          Under the Securities Exchange Act of 1934 (Amendment No.1)

                              DI INDUSTRIES, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $0.10 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  232909 10 1
                   ----------------------------------------
                                (CUSIP Number)

                                 Woods Mathews
                           Flournoy Drilling Company
                             1909 East Main Street
                              Alice, Texas 78332
                                (512) 664-8989
--------------------------------------------------------------------------------
                    (Name, Address and Telephone Number of
           Person Authorized to Receive Notices and Communications)

                               February 19, 1997
                   ----------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

                                 SCHEDULE 13D


-----------------------
  CUSIP NO. 232909 10 1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Flournoy Drilling Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)

      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      -0-

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      CO

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------
  CUSIP NO. 232909 10 1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Lucien Flournoy

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)

      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            4,229,811

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             4,229,811

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      4,229,811

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------
  CUSIP NO. 232909 10 1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Maxine E. Flournoy

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)

      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,897,744

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             2,897,744

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,897,744

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      2.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------
  CUSIP NO. 232909 10 1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Byron W. Fields

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)

      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            308,166

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             308,166

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      308,166

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D


-----------------------
  CUSIP NO. 232909 10 1
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      F.C. West

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


-------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
 5    ITEMS 2(d) OR 2(e)

      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,242,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             1,242,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,242,600

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN

------------------------------------------------------------------------------

    The reason for this filing of Amendment No. 1 to the previously filed
Schedule 13D is to show that the beneficial ownership of the reporting persons has decreased as shown below.

Item 1.  Security and Issuer.

     No change.

Item 2.  Identity and Background.

     No change.

Item 3.  Source and Amount of Funds or Other Consideration.

     No change.

Item 4.  Purpose of Transaction.

     Item 4 is hereby amended to add the following sentence at the end thereof:

         On February 19, 1997, FDC distributed the Common Stock held by it to its shareholders, pro rata in accordance with their ownership of FDC's stock.

Item 5. Interest in Securities of the Issuer.

        Item 5 is hereby amended to read in its entirety as follows:

        (a) The Directors and FDC are the beneficial owners of the following shares of the Common Stock, which constitute approximately the indicated percentages of the outstanding shares of the Common Stock:

            Name                           Number                  Percentage
            ----                           ------                  ----------

            Flournoy Drilling Company         -0-                      -0-
            Lucien Flournoy             4,229,811                      3.1%
            Maxine E. Flournoy          2,897,744                      2.1%
            Byron w. Fields               308,166                      0.2%
            F. C. West                  1,242,600                      0.9%

        (b) FDC and the Directors each have sole power to direct the voting and disposition of the shares described as beneficially owned by them in paragraph
(a).

        (c) Other than FDC's January 31, 1997 acquisition of the 12,426,000 shares of Common Stock described above, and except for the distribution of the Common Stock to FDC's shareholders described in Item 4, during the past 60 days neither FDC nor any of the Directors has acquired any shares of the Common Stock.

        (d) Each Director has the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, the shares described as beneficially owned by him or her in paragraph (a). No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any of such shares.

        (e) The reporting persons ceased to be beneficial owners of more than five percent of the Common Stock on February 19, 1997, the date of the distribution of the Common Stock by FDC to its shareholders.

Item 6. Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer.

        No change.

Item 7.         Material to Be Filed as Exhibits.
                --------------------------------

                No change.
                                      -5-

Signature.
---------

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete, and correct.

_________________                               FLOURNOY DRILLING COMPANY
     (Date)
                                                By:
                                                   ---------------------------
                                                   Lucien Flournoy, President


_________________                                  ---------------------------
     (Date)                                        Lucien Flournoy


_________________                                  ---------------------------
     (Date)                                        Maxine E. Flournoy


_________________                                  ---------------------------
     (Date)                                        Byron W. Fields


_________________                                  ---------------------------
     (Date)                                        F.C. West

                                      -6-